Exhibit 99.1

EBIX ANNOUNCES APPOINTMENT OF PRIYANKA KAUL TO ITS BOARD OF DIRECTORS

JOHNS CREEK, GA – May 3, 2021 – Ebix, Inc. (NASDAQ: EBIX), a leading international supplier of On-Demand software and E-commerce services to the insurance, financial, e-governance and healthcare industries, today announced the appointment of Ms. Priyanka Kaul as a new independent director to the Ebix Board.

In a career spanning 22 years, Priyanka has held various leadership positions including being the CEO of Forbes India and Division President of Network 18 Group (CNBC TV 19 and CNN TV18). She has also been the Chief Marketing and Revenue Officer at one of India’s leading media groups - NDTV.

An environmentalist to the core, she has pioneered and conceptualized India’s best known and award-winning environment campaigns for brands like: Toyota (Greenathon), Aircel (Save Our Tigers), Coca-Cola (Support my School), Reckitt Benckiser (Banega Swachh India), and the Gates Foundation amongst others. She has been widely recognized for her work in India and at various international platforms. Priyanka has won several awards including prestigious international awards like the CBA (Common Wealth Broadcasting Association), One World Media Award for the best Brand Campaign with a Social Message for Toyota.

Her campaign with Gates Foundation, on maternal and child health won Gold at the New York Film Festival. Priyanka also represented India at the First BRICS Media Summit in Beijing in 2015. She was invited to speak at the World Economic Forum at Davos for her campaign on Water.

“Priyanka’s leadership experience across respected names like Forbes India, CNN TV18, CNBC TV18 and NDTV provides her a deep grasp of the Indian corporate sector and the overall Indian economy. India is emerging as a big market for Ebix and thus this is a valuable addition to our Board.” Neil Eckert, Chairman of Ebix’s nominating committee said. “She brings in increased balance and diversity to the Ebix Board. We value her passion for the environment, as also her understanding of branding, as all these attributes can help guide the Company not only in the impending India IPO, but also from the perspective of being a socially responsible company.”

Priyanka is an alumni of one of India’s leading boarding schools, the Welham Girls’ School. She later graduated in Economics from the University of Mumbai, besides studying Advanced Management from the Harvard Business School, Boston.

About Ebix, Inc.

With 50+ offices across 6 continents, Ebix, Inc., (NASDAQ: EBIX) endeavors to provide On-Demand software and E-commerce services to the insurance, financial, healthcare and e-learning industries. In the Insurance sector, Ebix’s main focus is to develop and deploy a wide variety of insurance and reinsurance exchanges on an on-demand basis, while also, providing Software-as-a-Service (“SaaS”) enterprise solutions in the area of CRM, front-end & back-end systems, outsourced administration and risk compliance services, around the world.

With a “Phygital” strategy that combines over 320,000 physical distribution outlets in many Southeast Asian Nations (“ASEAN”) countries, to an Omni-channel online digital platform, the Company’s EbixCash Financial exchange portfolio encompasses leadership in areas of domestic & international money remittance, foreign exchange (Forex), travel, pre-paid & gift cards, utility payments, lending, wealth management etc. in India and other markets. EbixCash’s Forex operations have emerged as a leader in India’s airport Foreign Exchange business with operations in 20 international airports, including Delhi,

Mumbai, Mumbai, Hyderabad, Chennai and Kolkata, combined conducting over $4.8 billion in gross transaction value per year (pre-COVID-19). EbixCash’s inward remittance business in India processes approximately $5 billion in gross annual remittance volume (pre-COVID-19) and is the clear market leader. EbixCash, through its travel portfolio of Via and Mercury, is also one of Southeast Asia’s leading travel exchanges with over 200,000 agents, 25 branches and over 9,800 corporate clients, combined processing an estimated $2.5 billion in gross merchandise value per year (pre-COVID-19).

Through its various SaaS-based software platforms, Ebix employs thousands of domain-specific technology professionals to provide products, support and consultancy to thousands of customers on six continents. For more information, visit the Company’s website at www.ebix.com

CONTACT:

Darren Joseph

678 -281-2027 or IR@ebix.com

David Collins, Chris Eddy

Catalyst Global - 212-924-9800 or ebix@catalyst-ir.com